Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of March 23, 2016 by and between Eagle Bancorp, Inc. (“Company”) and Ronald D. Paul (“Paul”).

RECITALS

WHEREAS, the parties entered into an Amended and Restated Employment Agreement (the “Existing Agreement”) as of January 1, 2014, pursuant to which Paul serves as Chairman and Chief Executive Officer of the Company and EagleBank; and

WHEREAS, the parties desire to amend the Existing Agreement with respect to the termination payments set forth in Section 6(c) thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.              Section 6(c) of the Existing Agreement is deleted in its entirety and the following is substituted in lieu thereof:

(c)(i)                       Change in Control Termination.  For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(a)         Paul’s employment with the Bank is terminated without Cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or (ii) within twelve (12) months following consummation of a Change in Control; or

(b)         Within twelve (12) months following consummation of a Change in Control, Paul’s title, duties and or position have been materially reduced such that Paul is not in a comparable position (with materially comparable compensation, benefits and responsibilities and has his office located within Montgomery County, Maryland; the District of Columbia; Arlington or Fairfax Counties, Virginia; the City of Alexandria, Virginia; and any jurisdiction therein (the “Area”) to the position Paul held immediately prior to the Change in Control, and within thirty (30) days after notification of such reduction Paul notifies the Bank that Paul is terminating his employment due to such change in Paul’s employment unless such change is cured within thirty (30) days of such notice by providing Paul with a comparable position (including materially comparable compensation and benefits and is located within the Area). For avoidance of doubt, the only position that is comparable to Paul’s current position is that of Chairman and of Chief Executive Officer of both the publicly traded holding company and Chairman and Chief Executive Officer of each bank associated with such holding company, and with Paul’s office within the Area. If Paul’s employment is terminated under this Section, Paul’s last day of employment shall be mutually agreed to by Paul and the Bank, but shall be not more than sixty (60) days after such notice is given by Paul.

(c)(ii)                    Window Period Resignation After Change in Control.  If at the expiration of the twelve (12) month period following consummation of a Change in Control (the “Action Period”), Paul’s employment by the Bank has not been terminated, Paul may, by giving written notice to the Bank within the thirty (30) day period immediately following the last day of the Action Period, elect to terminate the Term, in which event Paul’s last day of employment will be as mutually agreed to by the Bank and Paul but which shall be not more than sixty (60) days after such notice is given by Paul.

First Amendment to Amended and Restated Employment Agreement

2.              A new Section 6(d), reading in its entirety as follows of the Existing Agreement is deleted in its entirety and the following is substituted in lieu thereof:

(d) Termination Payments.  (i) Upon any termination of this Agreement pursuant to Section 6(a)(i), 6(a)(ii). 6(a)(iv), 6(b)(i), 6(b)(ii), 6(c)(i) or 6(c)(ii), Paul, or his estate, shall be entitled to receive, in addition to the Base Compensation, any Options that were awarded to him and any other amounts due hereunder to the date of such termination, a lump-sum cash payment (the “Change Payment”) equal to 1.99 times the rate of Base Compensation and Option Compensation (as defined below) that was payable to Paul for the twelve full calendar months immediately preceding the date of termination.  For purposes of this provision, the amount of “Option Consideration” for any twelve (12)-month period shall be the value of (A) all Options that the Company granted to Paul during that period, with value to be determined by the Company’s’ regularly retained accounting firm, applying the Black-Scholes formula consistent with past practice, together with (B) all cash bonuses (incentive and discretionary) paid. Additionally, all restricted stock awarded to Paul under the Company’s 1998 Stock Option Plan or 2006 Stock Plan shall immediately vest; awards under the Company’s 2016 Stock Plan, or any subsequent equity compensation plan, shall vest upon such events to the extent provided in such plan and the applicable award agreement. Paul shall continue for three (3) years after a Change in Control Termination to receive the benefits provided to him under this Agreement.

Notwithstanding anything to the contrary in this Section 6(d), any payment pursuant to this Section shall be subject to (i) any delay in payment required by Section 7(b)(ii) hereof and (ii) any reduction required pursuant to Section 7(c)(ii) hereof, as applicable.

3.              All terms used herein and not defined herein shall have the meaning ascribed to them in the Existing Agreement.

4.              Except as modified hereby, the Existing Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Eagle Bancorp, Inc.

By:	/s/ Susan G. Riel
Susan G. Riel, Executive Vice President

/s/ Ronald D. Paul
Ronald D. Paul